Exhibit 99

August 30, 2006

HELMERICH & PAYNE ANNOUNCES CONFERENCE PARTICIPATION AND RIG CONSTRUCTION UPDATE

Helmerich & Payne, Inc. announced today that it will be presenting at the Lehman Brothers CEO Energy/Power Conference at 7:45 a.m. on Thursday, September 7 in New York City.  Executives scheduled to present are Hans Helmerich, President and C.E.O. and John Lindsay, Executive Vice President, U.S. and International Operations.

The Company plans to update investors on its operations and construction effort.  Hans Helmerich commented: “Our story is one focused on growth through new build technology.  We believe we provide our customers with the most innovative and advanced land rigs in the industry for the purpose of driving their total well costs down.  Notwithstanding concerns of gas inventory levels, we continue to believe that we are in a prolonged energy cycle that will require extensive retooling efforts to respond to customer demand.  Our differentiated approach will continue to allow the Company to organically expand into new markets, creating incremental activity and value for our shareholders.”  As previously announced, the Company has secured firm contracts that provide for the construction of 66 new FlexRigs®* at very attractive returns, representing a 73% expansion to its 2005 U.S. land fleet.

The Company has previously provided updates on production delays and cost increases.  The entire industry continues to experience labor and equipment shortages which have resulted in construction delays and increased costs.  The Company currently expects to complete construction of 24 new FlexRigs by the end of fiscal 2006 (September 30, 2006), and of the remaining 42 by the end of fiscal 2007.  The level of capital investment estimated for the construction of the 66 new builds has increased by an average of approximately 16% per rig from original estimates, which is expected to have a relatively small impact on the Company’s future earnings through incremental depreciation.  This increase in depreciation is expected to impact annual earnings per share for fiscal 2007 and 2008 by approximately $0.04 and $0.05, respectively.

Helmerich & Payne, Inc. is a contract drilling company that owns 108 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 international rigs, for a total of 146 rigs. Included in the total fleet of 146 rigs are 69 H&P-designed and operated FlexRigs.  In addition, 47 new FlexRigs are scheduled to be completed and deployed during the remainder of 2006 and 2007.

The Company will announce its earnings for its fiscal fourth quarter and fiscal year ended September 30, 2006, on November 16, 2006.  The Company will hold its conference call at 11:00 a.m. Eastern Time that morning.

(more)

Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties.  For information regarding risks and uncertainties associated with the Company’s business, please refer to “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” section of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contacts:  Doug Fears
(918) 588-5208
Juan Pablo Tardio
(918) 588-5383

###